Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

November 5, 2020

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Socket Mobile, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of 1,047,942 shares of the Company’s Common Stock (the “Shares”) that are issuable upon the conversion of Subordinated Convertible Notes (the “Notes”), pursuant to the Registration Statement on Form S-3 to be filed on or about November 5, 2020 with the Securities and Exchange Commission (the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the information contained in the documents is true, accurate, and complete. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued in accordance with conversion terms of the Notes, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of California. For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati